Exhibit 99.1

  IGATE REPORTS REVENUE INCREASE OF 10% IN THE FOURTH QUARTER OF 2004 OVER SAME
                               QUARTER A YEAR AGO

     - Offshore subsidiary adds 15 new clients, including 8 Fortune 1000 firms

     - And wins two five-year engagements in Mortgage Banking and Finance & Accounting -

    PITTSBURGH, April 21 /PRNewswire-FirstCall/ -- iGATE Corporation (Nasdaq:
IGTEE), a global provider of IT and BPO services, today announced its financial results for the fourth quarter ending December 31, 2004. Consolidated revenues for the quarter ended December 31, 2004 were $68.1 million, a 10.3% increase from $61.8 million reported in the same quarter a year ago and a 2.3% sequential increase from $66.6 million in the third quarter of 2004. For the fiscal year 2004, revenues increased 10.0% to $264.6 million compared with revenues of $240.6 million reported in 2003. As mentioned in prior press releases and SEC filings, fourth quarter 2004 revenues were negatively impacted by approximately $0.8 million as a result of adjustments made to certain clients' accounts receivable balances.

    (Logo: http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO )

    Gross margin at iGate Global Solutions (iGS) increased to 31.9% this quarter from 29.1% in the prior quarter, due to greater offshore business mix and increased higher value added services. This was offset by slightly lower gross margin in the professional services business, which led to consolidated gross margin of 24.6% for the quarter.

    Net loss for the fourth quarter of 2004 was ($0.17) per share or ($8.9) million. This quarter's results included a ($10.5) million compensation charge related to the completion of the Quintant acquisition. This charge is higher than previously announced by $1.3 million, due to a computational error in determining the amount of compensation expense to be recognized from the cancellation of 2.1 million shares of restricted stock. Also included in this quarter was a ($0.9) million restructuring charge related to the write-down of leased office space in Canada and a pre-tax gain of $3.6 million on the sale of unused land in India. This quarter's net loss compares with a net loss of ($8.5) million or ($0.16) per share reported in the fourth quarter of 2003. For the twelve months ended December 31, 2004, net loss was ($0.35) per share or ($18.2) million. This ($18.2) million loss for 2004 -- which included a ($12.1) million compensation expense related to the completion of the Quintant acquisition, a ($5.8) million restructuring charge and a $3.6 million gain on sale of land -- compared with a net loss of ($9.0) million or ($0.17) per share for the twelve months ended December 31, 2003.

    Commenting on the quarter, Michael Zugay, Chief Financial Officer of iGATE Corporation said: "Although this quarter's loss from operations totaled ($8.1) million, it is important to note that ($7.8) million came from net charges that will not occur in future quarters. Excluding the impact of these one-time, non-cash charges, this quarter's operating results would have been breakeven and we are very encouraged by these results."

    Sunil Wadhwani, Chief Executive Officer and co-founder of iGATE Corporation said: "Our offshore subsidiary, iGATE Global Solutions, strengthened all aspects of its organization in 2004 by further strengthening its management team, adding 41 new clients (including 22 Fortune 1000 companies), expanding its offshore infrastructure, developing its brand name, and improving key financial metrics such as offshore revenues, gross margins and lower SG&A expenses. We are confident these elements will lead to increased revenues and profits in 2005. iGATE's Professional Services business also made progress through revenue growth and maintained its operating profitability at levels well above the industry average. Both businesses are on the right track and we anticipate their successful performance in 2005 to translate into increased shareholder value."

    Ashok Trivedi, President and co-founder of iGATE Corporation, commented:
"2005 is going to be a key year that will demonstrate the validity and viability of the Integrated Technology and Operations business model at iGate Global Solutions. We are looking forward to the challenge, and the resultant opportunities we are creating for our clients and shareholders."

    Offshore Outsourcing Services

    iGS made progress on several fronts this quarter. The company:

     - Increased offshore volume by 9% sequentially which in total contributed 62% of iGS's IT revenues compared to 57% in the prior quarter.

     - Improved bill rates onsite and offshore, and started to offer higher value services such as consulting.

     - Increased number of billable employees to 3,301 by adding 172 individuals in the quarter.

     - Added 15 new clients in the quarter, including 8 Fortune 1000 customers, an increase from 5 in the prior quarter.

     - Entered into two new 5-year engagements based on iGS's "Integrated Technology and Operations" business model:

       - In the mortgage banking industry, iGS will handle processes through the entire value chain of loan servicing. This project has the potential to add up to 500 billable employees 18 months from now.

       - iGS will manage accounts payable for a contract manufacturing firm which could employ up to 60 billable employees through 2005.

     - Experienced increased momentum in the business process consulting practice with engagements in risk management, program management and customer experience consulting.

    Commenting on the progress of iGS, Phaneesh Murthy, CEO of iGS, said: "Over the past year we have been building out the integrated technology and operations business model, as we have felt that a pure labor-arbitrage based BPO is not a sustainable model for growth and profitability. I believe that the two recent 5-year engagements we entered into is early validation of our belief that clients will receive substantial and sustainable benefits if the underlying technology is treated as an integral part of the process being outsourced."

    Professional Services

     - Despite the typical seasonality observed in the fourth quarter of 2004, revenue increased 6.5% sequentially to $36.7 million from $34.4 million in the third quarter of 2004 and 48.1% from $24.8 million reported in the fourth quarter a year ago. For the year 2004 revenues increased 40.9% to $131.2 million from $93.1 million in 2003.

     - Income from operations was $0.1 million in the fourth quarter 2004 and $9.2 million or 7% of revenues for the full year 2004. This result for the fourth quarter of 2004 includes a $0.9 million restructuring charge for the write down of leases in Canada as mentioned earlier.

    "Despite noticeable lower utilization in December due to the holiday season, revenues this quarter were favorably impacted by the continuation of a large project which we had originally expected to be completed," said Steve Shangold, President of iGATE Mastech Inc. He added, "The majority of this year's very strong growth was sparked by the backlog of IT projects that our clients had accumulated over the past few years. We now expect our 2005 revenue growth rate to be somewhat more moderate. However, our focus remains on maintaining a lean cost structure at iGATE Mastech, to deliver above industry average levels of profitability."

    As previously indicated in prior public announcements, the company has received a delisting notice from Nasdaq. Nasdaq has concluded that the Company will not be in compliance with the Nasdaq listing standards until the Company completes its assessment of internal controls under Section 404 of the Sarbanes-Oxley Act and includes managements' annual report on internal control over financial reporting and the related attestation report of the independent registered public accounting firm in an amendment to the Form 10-K. iGATE's management has requested a hearing to appeal Nasdaq's decision and the date has been set for May 5, 2005. The Company is working diligently to complete its management report on internal control over financial reporting and expects to file its report and the related attestation report of the independent registered public accounting firm in an amendment to the Form 10-K prior to May 2, 2005.

    Separately, the Company expects to report its financial results for the quarter ending March 31, 2005 on May 10, 2005. A conference call to discuss these results will be hosted on May 10, 2005 at 10:00 am EDT. The call will be webcast at www.igatecorp.com via the Investor Relations section of the site. Investors should log on 10 minutes prior to the start of the program.

    A replay of the call will be available beginning at approximately 1:00 p.m. May 10, 2005 through 12:00 midnight, May 17, 2005. Domestic callers will be able to access the replay by dialing 877-660-6853 and entering account code 293 and conference number 147099. International callers will be able to access the replay by dialing 201-612-7415 and entering the same two codes. The webcast will be available for replay though May 18, 2005 on iGATE's corporate website.

    About iGATE:

    iGATE Corporation (Nasdaq: IGTEE) is the first fully integrated technology and operations firm with a global service model. iGATE Corporation, through its offshore subsidiary iGATE Global Solutions Ltd., enables clients to optimize their business through a combination of process investment strategies, technology leverage and business process outsourcing and provisioning. Services include consulting, enterprise data management and data warehousing, business intelligence and analytics, design, development, system integration, package evaluation and implementation, re-engineering and maintenance. iGATE Corporation also offers IT Professional Services in the areas of packaged application implementation, custom development, web services and business intelligence.

    The company services more than 500 clients across five continents. Clients rely on iGATE because of our high quality of service, our responsiveness and our cost-effective global reach. More information on iGATE is available at www.igatecorp.com .

    Some of the statements in this news release that are not historical facts are forward-looking statements. These forward-looking statements include our financial, growth and liquidity projections as well as statements concerning our plans, strategies, intentions and beliefs concerning our business, cash flows, costs and the markets in which we operate. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify certain forward-looking statements. These statements are based on information currently available to us, and we assume no obligation to update these statements as circumstances change. There are risks and uncertainties that could cause actual events to differ materially from these forward-looking statements. These risks include, but are not limited to, our ability to predict our financial performance, the level of market demand for our services, the highly-competitive market for the types of services that we offer, the impact of competitive factors on profit margins, market conditions that could cause our customers to reduce their spending for our services, our ability to create, acquire and build new businesses and to grow our existing businesses, our ability to attract and retain qualified personnel, our ability to reduce costs and conserve cash, currency fluctuations and market conditions in India and elsewhere around the world, political and military tensions in India and South Asia, changes in generally accepted accounting principles and/or their interpretation and other risks that are described in more detail in our filings with the Securities and Exchange Commission including our Form 10-K for the year ended December 31, 2004.

iGATE CORPORATION
CONSOLIDATED CONDENSED  BALANCE SHEETS
(dollars in thousands)

                                                         December 31,   December 31,
                                                             2004           2003
                                                           (audited)      (audited)
                                                         ------------   ------------
ASSETS
Current assets:
     Cash and cash equivalents                           $     28,201   $     36,133
     Short term investments                                    35,863         39,582
     Accounts receivable, net                                  61,363         46,937
     Prepaid and other current assets                           6,985          7,282
     Prepaid income taxes                                         435            792
     Deferred income taxes                                      2,304          4,545
     Current assets of discontinued operations                      0          7,182
           Total current assets                               135,151        142,453

Investments in unconsolidated affiliates                        3,951          2,931
Land, building, equipment and
 leasehold improvements, net                                   25,814         16,483
Goodwill                                                        9,398          8,624
Intangible assets, net                                          5,918          8,262
Noncurrent assets of discontinued operations                        0          2,187
           Total  assets                                 $    180,232   $    180,940

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
     Accounts payable                                    $      8,636   $      9,092
     Accrued payroll and related costs                         16,662         16,896
     Accrued income taxes                                       2,019          1,122
     Other accrued liabilities                                  9,555          5,858
     Restructuring reserve                                      3,692          3,354
     Deferred revenue                                             653            994
     Current liabilities of
      discontinued operations                                      88          3,844
           Total current liabilities                           41,305         41,160

     Restructuring reserve                                      3,777          1,304
     Other long term liabilities                                  564              0
     Deferred income taxes                                      9,520          8,719
     Noncurrent liabilities of
      discontinued operations                                       0            748
           Total liabilities                                   55,166         51,931

     Minority interest                                         13,366          6,874

Shareholders' equity:
     Common Stock, par value $0.01 per share                      535            529
     Additional paid-in capital                               161,345        160,336
     Retained deficit                                         -36,710        -18,499
     Deferred compensation                                     -1,934         -8,933
     Common stock in treasury, at cost                        -14,714        -14,714
     Accumulated other comprehensive income                     3,178          3,416
          Total shareholders' equity                          111,700        122,135
           Total liabilities and
            shareholders' equity                         $    180,232   $    180,940

iGate Corporation
Consolidated Statements of Income
(dollars in thousands, except per share data)
(audited)

                                                              Three Months Ended             Twelve Months Ended
                                                         ----------------------------    ----------------------------
                                                           31-Dec-04       31-Dec-03       31-Dec-04       31-Dec-03
                                                         ------------    ------------    ------------    ------------
Revenues                                                 $     68,089    $     61,757    $    264,585    $    240,634

Cost of revenues                                               51,341          44,902         197,577         171,654

Gross margin                                                   16,748          16,855          67,008          68,980

Selling, general
 and administrative                                            27,514          21,549          82,079          72,936

Gain on sale of land                                           -3,615               0          -3,615               0

Restructuring charges                                             909             604           5,805             604

Loss from operations                                           -8,060          -5,298         -17,261          -4,560

Other income, net                                                 507             -75           1,374           1,560

Minority interest                                                -733              87            -677            -312

Loss on venture investments
 and affiliated companies                                           0             -28               0             -28

Equity in losses of
 affiliated companies                                             -50             -99            -335             -99

Loss before income taxes                                       -8,336          -5,413         -16,899          -3,439

Provision (benefit)
 for income taxes                                                 605            -412           5,130           2,179
Loss from continuing
 operations                                                    -8,941          -5,001         -22,029          -5,618
(Loss) income from
 discontinued operations
 net of income taxes                                                0          -3,536           3,818          -3,402
Net loss                                                 $     (8,941)   $     (8,537)   $    (18,211)   $     (9,020)

Net loss per common share, Basic:
Loss from continuing
 operations                                              $      (0.17)   $      (0.10)   $      (0.42)   $      (0.11)
(Loss) earnings
 from discontinued
 operations                                                         -           -0.07            0.07           -0.07
Net loss - Basic                                         $      (0.17)   $      (0.16)   $      (0.35)   $      (0.17)

Net loss per common share, Diluted:
Loss from continuing
 operations                                              $      (0.17)   $      (0.10)   $      (0.42)   $      (0.11)
(Loss) earnings from
 discontinued operations                                            -           -0.07            0.07           -0.07
Net loss - Diluted                                       $      (0.17)   $      (0.16)   $      (0.35)   $      (0.17)

Weighted average common
 shares outstanding, Basic                                     53,277          52,017          52,721          51,697
Weighted average dilutive
 common equivalent shares
 outstanding                                                   53,277          52,017          52,721          51,697

Reconciliation of GAAP
 loss to net loss excluding
 the tax provision related
 to the sale of eJiva to
 iGATE Global Solutions (1):

Net loss                                                 $     (8,941)   $     (8,537)   $    (18,211)   $     (9,020)
Add: provision for
 income taxes related
 to the sale of eJiva
 to iGATE Global
 Solutions                                                          0               0               0           1,786
Net loss excluding the
 provision for income
 taxes related to the
 sale of eJiva to
 iGATE Global Solutions                                  $     (8,941)   $     (8,537)   $    (18,211)   $     (7,234)

Net loss excluding
 the provision for
 income taxes per
 common share:                                           $      (0.17)   $      (0.16)   $      (0.35)   $      (0.14)

(1) This reconciliation is for informational purposes only, and is not a substitute for the GAAP financial information presented above under net loss.

                                                iGate
  Three Months Ended             iGate       Professional        iGate
   March 31, 2004              Solutions       Services        Corporate         Total
------------------------     ------------    ------------    ------------    ------------
External revenues            $     34,551    $     28,858    $        654    $     64,063
Cost of revenues                   24,188          22,525             313          47,026
Gross margin                       10,363           6,333             341          17,037
Selling, general and
 administrative                    11,901           4,302           3,077          19,280
(Loss) income from
 operations                  $     (1,538)   $      2,031          -2,736          -2,243
Other income, net                     756             756
Minority interest                                                     -23             -23
Equity in losses of
 affiliated companies                                                -100            -100
Loss before income taxes                                     $     (2,103)   $     (1,610)

                                                iGate
  Three Months Ended             iGate       Professional        iGate
   June 30, 2004               Solutions       Services        Corporate         Total
------------------------     ------------    ------------    ------------    ------------
External revenues            $     34,124    $     31,273    $        471    $     65,868
Cost of revenues                   24,490          24,692             300          49,482
Gross margin                        9,634           6,581             171          16,386
Selling, general and
 administrative                    11,154           3,280           2,540          16,974
Restructuring charges               4,896               0               0           4,896
(Loss) income from
 operations                  $     (6,416)   $      3,301          -2,369          -5,484
Other expense, net                                                   -500            -500
Minority interest                                                     152             152
Equity in losses of
 affiliated companies                                                 -87             -87
Loss before income taxes                                     $     (2,804)   $     (5,919)

                                                iGate
 Three Months Ended              iGate       Professional        iGate
 September 30, 2004            Solutions       Services        Corporate         Total
------------------------     ------------    ------------    ------------    ------------
External revenues            $     31,704    $     34,440    $        421    $     66,565
Cost of revenues                   22,467          26,968             293          49,728
Gross margin                        9,237           7,472             128          16,837
Selling, general and
 administrative                    11,673           3,767           2,871          18,311
(Loss) income from
 operations                  $     (2,436)   $      3,705          -2,743          -1,474
Other income, net                     611             611
Minority interest                                                     -73             -73
Equity in losses of
 affiliated companies                                                 -98             -98
Loss before income taxes                                     $     (2,303)   $     (1,034)

                                                iGate
  Three Months Ended             iGate       Professional        iGate
   December 31, 2004           Solutions       Services        Corporate         Total
------------------------     ------------    ------------    ------------    ------------
External revenues            $     31,105    $     36,670    $        314    $     68,089
Cost of revenues                   21,184          29,946             211          51,341
Gross margin                        9,921           6,724             103          16,748
Selling, general and
 administrative                    20,469           5,697           1,348          27,514
Gain on sale of land               -3,615               0               0          -3,615
Restructuring charges                   0             909               0             909
(Loss) income from
 operations                  $     (6,933)   $        118          -1,245          -8,060
Other income, net                     507             507
Minority interest                                                    -733            -733
Equity in losses of
 affiliated companies                                                 -50             -50
Loss before income taxes                                     $     (1,521)   $     (8,336)

                                                 iGate
    Twelve Months Ended          iGate       Professional        iGate
     December 31, 2004         Solutions       Services        Corporate         Total
-------------------------    ------------    ------------    ------------    ------------
External revenues            $    131,484    $    131,241    $      1,860    $    264,585
Cost of revenues                   92,329         104,131           1,117         197,577
Gross margin                       39,155          27,110             743          67,008
Selling, general and
 administrative                    55,197          17,046           9,836          82,079
Gain on sale of land               -3,615               0               0          -3,615
Restructuring charges               4,896             909               0           5,805
(Loss) income from
 operations                  $    (17,323)   $      9,155          -9,093         -17,261
Other income, net                   1,374           1,374
Minority interest                                                    -677            -677
Equity in losses of
 affiliated companies                                                -335            -335
Loss before income taxes                                     $     (8,731)   $    (16,899)

SOURCE  iGATE Corporation
    -0-                             04/21/2005
    /CONTACT: Laureen Laby, Investor Relations of iGATE Corporation, +1-412-787-9230, or llaby@igate.com /
    /Photo:  NewsCom:  http://www.newscom.com/cgi-bin/prnh/20010110/IGTELOGO
                AP Archive:  http://photoarchive.ap.org
                PRN Photo Desk, photodesk@prnewswire.com/
    /Web site:  http://www.igatecorp.com /
-